Exhibit 10(g)

Agreement with Michael J. McNally

The Company entered into an employment agreement with Mr. McNally in August 1995 pursuant to which, among other things, the Company agreed to pay Mr. McNally deferred compensation in an aggregate amount of $300,000, payable in annual installments over a five-year period. The last of such installments is scheduled to occur in July 2000.